Exhibit 10.2
Execution Copy
REDEMPTION AGREEMENT
July 27, 2017
This Redemption Agreement (this “Agreement”) is entered into by and among Glowpoint, Inc., a Delaware corporation (the “Company”), Main Street Equity Interests, Inc., a Delaware corporation (“MSEI”), Main Street Mezzanine Fund, LP, a Delaware limited partnership (“MSMF”), and Main Street Capital II, LP, a Delaware limited partnership (“MSC,” and together with MSEI and MSMF, the “Main Street Parties”). The Main Street Parties are subsidiaries of Main Street Capital Corporation (“MSCC”).
WHEREAS, the Main Street Parties collectively own a total of Seven Million Seven Hundred Eleven Thousand Five Hundred Seventeen (7,711,517) shares of common stock of the Company (the “Redeemed Shares”) as listed and described on Exhibit A attached hereto;
WHEREAS, the Company owes MSEI a principal amount of Nine Million Dollars ($9,000,000), plus accrued and unpaid interest, under that certain Loan Agreement, as amended, dated October 17, 2013, by and among the Company and its subsidiaries and MSCC, as administrative agent, and MSEI, as lender (the “Loan Agreement”);
WHEREAS, the Company has proposed: (a) a payment under the Loan Agreement of Two Million Five Hundred Forty Nine Thousand Nine Hundred Ninety-Nine Dollars ($2,549,999), plus accrued and unpaid interest, to MSEI, provided MSEI agrees to forgive all remaining principal amounts (Six Million Four Hundred Fifty Thousand and One Dollars in principal ($6,450,001)) owed by the Company to MSEI under the Loan Agreement (the “Loan Termination”) pursuant to that certain payoff letter agreement, dated the date hereof and attached hereto as Exhibit B (the “Payoff Letter Agreement”) and (b) the Main Street Parties agree to the redemption of the Redeemed Shares by the Company for One Dollar ($1.00) (the “Redemption” and together with the Loan Termination, the “Transactions”); and
WHEREAS, in connection with the Transactions, the Main Street Parties desire to sell to the Company the Redeemed Shares and the Company desires to purchase and redeem the Redeemed Shares from the Main Street Parties, on the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing statements and the mutual promises made in this Agreement and for other valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto, intending to be legally bound, hereby agree as follows:
1.Sale and Purchase of Redeemed Shares.
1.1.    Transfer of Redeemed Shares to the Company. In consideration of One Dollar ($1.00), the payment by the Company of the Discounted Payoff Amount (as defined in the Payoff Letter Agreement), and the Company’s release of, and indemnity for, all claims against the Main Street Parties as provided in Section 4 below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Main Street Parties hereby assign, transfer and deliver to the Company, all of the Redeemed Shares. The

Redeemed Shares will be fully-paid and non-assessable and free and clear of all liens, charges or encumbrances except as set forth herein.
1.2.    Conveyance of Title. The conveyance of title to the Redeemed Shares will be effected by either electronic delivery of the Redeemed Shares if such Redeemed Shares are in book-entry form or, if the Redeemed Shares are in certificate form, the delivery to the Company promptly after the date hereof of a stock power properly endorsed by the Main Street Parties and signature guaranteed for transfer of the Redeemed Shares to Company.
1.3.    Sale and Purchase Condition. Notwithstanding anything to the contrary contained herein, the obligations of the Main Street Parties to consummate the sale of the Redeemed Shares is subject, to and conditioned upon, the receipt by MSEI of the Discounted Payoff Amount.
2.Representations and Warranties of the Main Street Parties. The Main Street Parties represent and warrant to the Company that as of the execution of this Agreement:
2.1.    The Main Street Parties are duly organized or formed, validly existing and in good standing under the laws and regulations of the State of Delaware and have all requisite power and authority to participate in the transactions as contemplated herein. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by the Main Street Parties. This Agreement has been duly executed and delivered by the Main Street Parties, and (assuming this Agreement’s valid execution and delivery by the Company) constitutes the Main Street Parties’ legal, valid and binding obligation, enforceable against it in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (b) is subject to general principles of equity.
2.2.    The Main Street Parties have sole and exclusive title to the Redeemed Shares, which will transfer hereunder free and clear of any lien, security interest or other charge or encumbrance of any kind and the Main Street Parties have full authority to transfer title of the Redeemed Shares to the Company.
2.3.    The Main Street Parties have had full opportunity to review the Company’s periodic reports and other filings made with the Securities and Exchange Commission. The Main Street Parties are aware that (1) the Company is negotiating to recapitalize all of its existing indebtedness, including through retirement at a discount to face value or conversion to equity, and (2) the Company has an effective Registration Statement on Form S-3 and is seeking to raise additional capital. To the extent necessary, the Main Street Parties have retained, at its own expense, and relied upon appropriate professional advice regarding the investment, tax and legal merits and consequences of this Agreement and the redemption of the Redeemed Shares hereunder.
3.Representations and Warranties of the Company. The Company represents and warrants to the Main Street Parties that the Company is duly incorporated, validly existing and in good standing under the laws and regulations of the State of Delaware and has all requisite power and authority to participate in the transactions as contemplated herein. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by the Company. This Agreement has been duly executed and delivered by the Company, and (assuming this Agreement’s valid execution and delivery by the Main Street

Parties) constitutes the Company’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity.
4.Company Release; Indemnification.
(a)    Except for actions arising from the breach of this Agreement, the Company for and on behalf of itself, its agents, legal representatives, affiliates, successors, assigns, predecessors, executors, heirs, affiliate corporations, officers, agents, directors, investors, members, shareholders, employees and for any partnerships, corporations, sole proprietorships or entities affiliated with, related to, owned, or controlled by them (collectively the “Releasors”),  hereby release each of the Main Street Parties, their respective affiliates and each of the Main Street Parties’ and their affiliates’ respective stockholders, members, owners, officers, directors, managers, partners, employees, agents, fiduciaries and representatives, and each of their respective successors and assigns (collectively the Releasees”) of and from any and all actions, causes of action, suits, debts, sums of money, accounts, covenants, contracts, agreements, arrangements, promises, obligations, representations, warranties, further obligation of payments, claims, counterclaims, actions or causes of action, indemnification, demands, damages, judgments, expenses, liabilities, attorney’s fees and legal costs, whether based on a tort, contract or other theory of recovery, whether in law or in any kind or character, whether known or unknown, whether absolute, fixed or contingent, whether in law, in equity, that the Releasors ever had, now have or hereafter can, shall or may have, by reason of or arising out of any matter existing as of the date hereof (collectively, the “Released Claims”), it being the clear intent of Releasors to forever discharge and release any and all claims and counterclaims that are brought or could have been brought against the Releasees and that exist as of the date of this Agreement.
(b)    The Company, on its own behalf and on behalf of the Releasors, agrees not to institute or maintain, or assist any person or entity to institute or maintain, any cause of action, suit, complaint or other proceeding against any Releasees based upon, arising form or in any way relating to or involving, directly or indirectly, any Released Claim. The Company, on its own behalf and on behalf of the Releasors, intend to effect, to the maximum extent permitted by law, a complete and knowing waiver and release of their rights with respect to such Released Claims as set forth herein. This release constitutes full and final release of all matters whatsoever and that such release is intended to and does embrace not only all known and anticipated damages and injury but also all unknown and unanticipated damages and injury that may later develop or be discovered, including all effects and consequences thereof.
(c)    The Company agrees to indemnify, defend and hold harmless the Main Street Parties and each of the Releasees from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and judgments (at equity or at law) and damages whenever arising or incurred (including amounts paid in settlement, out-of-pocket costs or investigation and reasonable fees and expenses of outside counsel) that arise out of, relate to or result from: (i) any breach by the Company of any of its representations, warranties or covenants contained herein; and (ii) with respect to a matter brought by a third party, the Redeemed Shares and the ownership thereof by each of the Main Street Parties prior to the consummation of the transactions contemplated by this Agreement.

5.Miscellaneous.
5.1.    Survival of Representations and Warranties. The representations and warranties obligations made herein shall survive the execution and delivery hereof and transfer of any Redeemed Shares.
5.2.    Successors and Assigns. The parties hereto may not assign, sell, delegate, or otherwise transfer their rights and duties hereunder. This Agreement will be binding upon and inure to the benefit of their heirs, executors, administrators, and successors.
5.3.    Governing Law; Jurisdiction; Venue. All issues and questions concerning the application, construction, validity, interpretation and enforcement of, and any dispute arising under, this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule. Each party hereto hereby irrevocably consents and agrees to the exclusive personal jurisdiction of the federal or state courts of the State of Delaware located in New Castle County, Delaware for any action, suit or proceeding arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement. Each of the parties hereto hereby waives, and agrees not to assert, as a defense in any legal dispute arising out of this Agreement, that such action, suit or proceeding may not be brought or is not maintainable in such court or that its property is exempt or immune from execution, that the action, suit or proceeding is brought in an inconvenient forum or that the venue of the action, suit or proceeding is improper. Each of the parties hereto agrees that a final judgment in any action, suit or proceeding described in this Section 5.3 after the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable laws.
5.4.    Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Company and the Main Street Parties hereby agree, at the request of the Company or the Main Street Parties, to execute and deliver such additional documents, instruments, conveyances and assurances and to take such further actions as may reasonably be required to carry out the provisions hereof and give effect to the transactions contemplated hereby.
5.5.    Severability. If any term or provision of this Agreement is held to be invalid, illegal or unenforceable under applicable law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
5.6.    Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes and cancels any and all prior agreements and understandings, both written and oral, among them relating to the subject matter hereof, except as otherwise specifically provided herein.

5.7.    Amendment. This Agreement can be changed only by an instrument in writing signed by the Company and the Main Street Parties.
5.8.    Attorneys’ Fees. The prevailing party in any litigation brought to interpret or enforce the terms and provisions of this Agreement shall be entitled to recovery from the non-prevailing party its costs of litigation; including without limitation, reasonable attorneys' fees.
5.9.    Taxes. The Company shall pay all sales, transfer, documentary stamp and other similar taxes resulting from the transaction contemplated by this Agreement.
5.10.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first set forth above.

GLOWPOINT, INC.

By:     /s/ David Clark
Name: David Clark
Title: Chief Financial Officer

MAIN STREET EQUITY INVESTMENTS, INC.

By: /s/ Jason Beauvais
Name: Jason Beauvais
Title: SVP and GC

MAIN STREET MEZZANINE FUND, LP

By: Main Street Mezzanine Management, LLC,          its general partner

By: /s/ Jason Beauvais
Name: Jason Beauvais
Title: SVP and GC

MAIN STREET CAPITAL II, LP

By: Main Street Capital II GP, LLC, its general                  partner

By: /s/ Jason Beauvais
Name: Jason Beauvais
Title: SVP and GC

[Signature Page to Redemption Agreement]

Exhibit A
OWNERSHIP OF REDEEMED SHARES BY THE MAIN STREET PARTIES

Main Street Party	No. of Redeemed Shares
Main Street Equity Interests, Inc.	7,645,414
Main Street Mezzanine Fund, LP	47,741
Main Street Capital II, LP	18,362
Total	7,711,517

Exhibit B
PAYOFF LETTER AGREEMENT

(See Attached)
US.113420297.01